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                                                                       EXHIBIT 5




                                              November 13, 1995



Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912

Ladies and Gentlemen:

         We have represented Neogen Corporation, a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3, File No. 33-63711 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of 39,933 shares of the Common Stock of the Company (the "Common Stock"), covered by a Common Stock Purchase Warrant dated August 24, 1992, as amended (the "Warrant") issued by the Company to Asia/Pacific Strategic Bioventures, Inc. (the "Selling Shareholder").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that when the Warrant is exercised by the Selling Shareholder pursuant to the terms of the Warrant, and the Common Stock is issued by the Company to the Selling Shareholder pursuant to the Warrant, the Common Stock will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                              Very truly yours,



                                              HONIGMAN MILLER SCHWARTZ AND COHN